		Exhibit 12
General Electric Company Ratio of Earnings to Fixed Charges
(Dollars in millions)		Six months ended June 30, 2002
GE except GECS
Earnings (a)		$10,107
Less:	Equity in undistributed earnings of General Electric
	Capital Services, Inc. (b)	(2,023)
Plus:	Interest and other financial
	charges included in expense	232
	One-third of rental expense (c)	116

Adjusted "earnings"		$8,432

Fixed Charges:
	Interest and other financial charges	$232
	Interest capitalized	7
	One-third of rental expense (c)	116

Total fixed charges		$355

Ratio of earnings to fixed charges		23.75

General Electric Company and consolidated affiliates
Earnings (a)		$10,780
Plus:	Interest and other financial charges
	included in expense	4,879
	One-third of rental expense (c)	275

Adjusted "earnings"		$15,934

Fixed Charges:
	Interest and other financial charges	$4,879
	Interest capitalized	27
	One-third of rental expense (c)	275

Total fixed charges		$5,181

Ratio of earnings to fixed charges		3.08

(a)	Earnings before income taxes, minority interest and accounting changes.
(b)	Earnings after income taxes, net of dividends, and before accounting changes.
(c)	Considered to be representative of interest factor in rental expense.